As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-255774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8 to Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SEAWAYS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Marshall Islands	98-0467117
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Third Avenue, 39th Floor
New York, New York 10016
(Address, Including Zip Code, of Principal Executive Offices)

Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan

 (Full Title of the Plan)

James D. Small III, Esq.
Chief Administrative Officer, Senior Vice President, Secretary and General Counsel
International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, New York 10016
(212) 578-1600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Jeffrey D. Karpf, Esq.

Audry X. Casusol, Esq.
Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza
New York, New York 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☒    Non-accelerated filer ☐     Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, no par value	73,005	N/A	N/A	N/A

(1)	This registration statement (“Registration Statement”) covers 73,005 shares of common stock, no par value (the “Common Stock”) of International Seaways, Inc. (the “Registrant”) which may be offered or sold from time to time pursuant to certain equity awards (the “Rollover Equity Awards”) granted under the Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan, amended as of March 27, 2019 (the “Diamond S Plan”) that were assumed by the Registrant in connection with the Agreement and Plan of Merger, dated as of March 30, 2021 (the “Merger Agreement”), by and between the Registrant, Dispatch Transaction Sub, Inc., a Republic of the Marshall Islands corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), and Diamond S Shipping Inc. (“Diamond S”), pursuant to which Merger Sub was merged with and into Diamond S, whereupon the separate existence of Merger Sub ceased, with Diamond S continuing as the surviving corporation (the “Merger”) as a wholly owned subsidiary of the Registrant. The Rollover Equity Awards are in the form of restricted stock and will continue on the same terms and conditions, mutatis mutandis, as were applicable to such Rollover Equity Awards immediately prior to the effective time pursuant to the Diamond S Plan (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the Diamond S Plan or in any applicable award agreement by reason of the Merger Agreement or the Merger). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with the Rollover Equity Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	These shares were registered under the registration statement on Form S-4 (File No. 333-255774) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on May 5, 2021, as amended by Pre-Effective Amendment No. 1, filed on June 3, 2021 (together, the “Form S-4”). All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

EXPLANATORY NOTE

The Registrant hereby amends its Form S-4 by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the Rollover Equity Awards granted under the Diamond S Plan.

Pursuant to the Merger Agreement, on July 16, 2021, the Merger occurred and, at the effective time of the Merger, the Registrant assumed the Rollover Equity Awards. The Rollover Equity Awards will continue on the same terms and conditions, mutatis mutandis, as were applicable to such Rollover Equity Awards immediately prior to the effective time pursuant to the Diamond S Plan (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the Diamond S Plan or in any applicable award agreement by reason of the Merger Agreement or Merger). All such common stock was previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Registrant (Commission File No. 001-37836) filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K, filed with the Commission on March 12, 2021;
(b)	The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 6, 2021;
(c)	The Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on April 23, 2021, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 11, 2021, March 22, 2021, March 31, 2021, April 5, 2021, April 6, 2021, June 3, 2021, June 4, 2021, June 30, 2021, July 9, 2021, July 13, 2021 and July 16, 2021 (other than the documents, or portions thereof, deemed to be furnished and not filed); and
(e)	The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 10 as filed with the Commission pursuant to the Exchange Act on July 15, 2016, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents filed (but not furnished) by the Registrant since the end of the fiscal year covered by the Annual Report pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

The following documents of Diamond S (Commission File No. 001-38771) filed with the Commission are incorporated herein by reference:

(a)	Diamond S’s consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, and the nine months ended December 31, 2018 and the related Report of Independent Registered Public Accounting Firm thereon (incorporated by reference to Diamond S’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2020, filed with the Commission on March 16, 2021 and April 30, 2021, respectively); and
(b)	Diamond S’s condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 (incorporated by reference to Diamond S’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 10, 2021).

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Republic of the Marshall Islands (“RMI”) Business Corporations Act (the “BCA”), a Marshall Islands corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or a witness in or is otherwise involved in any threatened, pending or completed action, suit, claim, inquiry or proceeding whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, nonprofit or other entity, including service with respect to employee benefit plans, against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The corporation shall be required to indemnify or advance expenses to such a person in connection with a proceeding commenced by the person against the corporation only if the commencement of such proceeding was authorized in the specific case by the Board of Directors or was brought to establish or enforce a right to indemnification under the bylaws, the corporations articles of incorporation, any agreement, the laws of the RMI or otherwise.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in the BCA.

In addition, a Marshall Islands corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him or her and incurred by him or her in such capacity whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the BCA. The indemnification provisions of the BCA are not exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the BCA and requires that the Registrant will provide them with customary indemnification.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of August, 2021.

INTERNATIONAL SEAWAYS, INC.

By:	/s/ James D. Small III
Name: James D. Small III
Title: Chief Administrative Officer, Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Lois K. Zabrocky and James D. Small III, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the indicated capacities as of this 4th day of August, 2021.

Signature	Title
/s/ Lois K. Zabrocky Lois K. Zabrocky	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Jeffrey Pribor Jeffrey Pribor	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Douglas D. Wheat Douglas D. Wheat	Chairman of the Board
/s/ Timothy J. Bernlohr Timothy J. Bernlohr	Director
/s/ Ian T. Blackley Ian T. Blackley	Director
/s/ Alexandra K. Blankenship Alexandra K. Blankenship	Director
/s/ Randee E. Day Randee E. Day	Director
/s/ David Greenberg David Greenberg	Director
/s/ Joseph I. Kronsberg Joseph I. Kronsberg	Director
/s/ Nadim Z. Qureshi Nadim Z. Qureshi	Director
/s/ Craig H. Stevenson, Jr Craig H. Stevenson, Jr.	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 2, 2016 and incorporated herein by reference).
4.2	Amended and Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 2, 2016 and incorporated herein by reference).
4.3	Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan (filed herewith).
5.1	Opinion of Reeder & Simpson P.C.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of International Seaways Inc.
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Diamond S Shipping Inc.
23.3	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1).
24	Power of Attorney (filed as part of signature page).